EXHIBIT 99.1

Ashford Hospitality Trust and Ashford Prime

Fourth Quarter 2015 Conference Call

February 26, 2016, 10:00 am CT
Chairperson: Monty Bennett

Participant 1:
Hi guys, looks like another strong year of RevPAR growth with the full year, I think it’s 6-1/2%, like well above peers. Not looking for guidance but giving your suburban non-focused city market exposure where there’s a lot of supply pressure, do think another year on the level is likely and how do you see 2016 shaping up for your portfolio relative to 2015?

Monty Bennett:
You know, it’s just hard to say. There’s been lot of discussion in the industry and I’m sure you have seen it, where you have the industry pundits saying the RevPAR growth will be 4% to 6%. You’ve got a number of our competitors, that are more cautious and putting numbers below that. And then you’ve got some analysts saying that RevPAR can be turning negative at the end of the year.

So, it’s just, you know, hard to say. But right now the demand growth, you know, appears to be exceeding supply growth, so that’s positive. And I would say that it seems like some of the softness are in some of these markets that we don’t have much exposure to, and that helps our portfolio relatively as long as that trend continues. And I think at some places like Houston that’ll probably continue.

Participant 1:
Got it. Great. And then can you talk a bit about the two assets you acquired? I think you got the W Hotel and Indigo, I'm talking about the Trust portfolio. You had mentioned the forward cap rates and purchase prices for those.

Douglas Kessler:
Sure, the Hotel Indigo we acquired at a price of $26.4 million, $188,000 per key and a T12 cap rate of 7.6%. RevPAR for the asset is $96. We thought that’s an attractive purchase in a market that is performing well, excellent location, and very pleased with that investment.

On the W Minneapolis, we acquired that for $86 million, $375,000 a key, 6% cap rate, and that asset had a $164 RevPAR. Again, great property in the Minneapolis market, an asset that - or a market that’s performing well has additional demand generators coming in. So, pleased with that transaction.

On the - another asset we acquired in the fourth quarter, which was the Ritz-Carlton, as I said we bought that at $64 million, excuse me, $355,000 a key, a T12 cap rate of 10.7, by the time we closed, and at a $441 RevPAR. We believe this asset has some value added revenue enhancement opportunity. The property’s coming out of recent renovation.

So, we believe that the potential for added performances is quite attractive in that asset. And having said that though, even just the metrics on its own we felt like we bought it at a very attractive price for a luxury hotel, luxury resort in the St. Thomas market.

Participant 1:	Right. And then that one was on - in the Prime portfolio, correct?

Douglas Kessler:	Yes.

Participant 1:
Okay, great. So I appreciate the color on the 24 select service assets and how you kind of went through the process there and it looked like the bid kind of evaporated a bit. I mean, so assuming it went from a premium to ((inaudible)) like a portfolio of assets and went to neutral that would still put you at about the same places on these one off.

Did it actually get to be a discount to sell the portfolio? And then maybe you could just address like what is the potential range for dispositions this year? I mean, originally you were talking about 24 closing 1Q with the remainder maybe 34 of those sold some of those throughout 2016.

Do we have kind of a best guess at this point in terms of what you think might be sold and then how many assets you are currently marketing?

Douglas Kessler:
So, a variety of questions. Let me see if I can track them all down. But, with respect to the movement in the portfolio pricing, when we initially took the portfolio to market there was a clear premium provided for large portfolios, $500 million, $1 billion portfolios. And that was really filled by lot of the private equity fund investment in these types of assets.

And, that was further filled by the fact that the financing for these types of portfolios was quite attractive and so the cash on cash yields by these funds provided pretty strong returns. So some things shifted. The pull back from the private equity funds in chasing up to these large portfolios in the movement and wider spreads reduced the attractiveness of bidding premiums for these portfolios.

And it moved rather precipitously and in the midst of the bid process while we did have bids, the bids were pulling out actually. And we then hit the point where he felt that the pricing execution and risk of execution was too disadvantageous to our shareholders and we thought that we could have a better execution by one off or much smaller groups of assets and taking those to a greater number of buyers actually that could consume smaller trades.

And in fact when we made the announcement that we are no longer selling the portfolio as a whole, but made a comment that we intend to sell the assets in smaller pools or individually, we actually received a fair number of inbound inquires without even taking these back out to the market.

And so, we have kind of a parallel process right now we are certainly responding to those inbound inquiries to the extend we believe that the pricing is attractive and market, and in the best interest of the shareholders. And then we’re also evaluating individual broker opinions of value to eventually take individual assets or groups of assets back out to the market.

And that will be something that we have made decisions based upon the dead pools of the assets when those dead pools mature, for example, they require future CAPEX needs. Any macro change is taking place with supply, demand, fundamentals in the market, and we are going to balance that sales process over period of time to best achieve the most value added execution for the benefit of shareholders.

Participant 1:	Right. So do - any estimate in terms of volume of dispositions this year?

Douglas Kessler:	No.

Participant 1:	Okay. And then...

Douglas Kessler:	So we’ll keep the market apprised as we - as transactions develop.

Participant 1:
Got it, okay. And so last question for me. I mean, let's assume that you do get through this 24 select service assets throughout the year and pricing is similar to the $585 million that we talked about before. You pay off the $385 million and it gives you $200 million. You just generated $80 million from cash out refinancing, just trying to figure out the uses of these proceeds.

I mean, if you look at the holders of stock at this point, it doesn't seem like there is any obvious candidates for hedge funds that might be willing to sell blocks. It also doesn't seem like acquisitions are very attractive opportunity at this point given the strong bid in the private market in your high cost of capital.

And it also doesn't seem like deleveraging or something high on your list of priorities. So, just curious, what do you do if you generate something to the extent of $300 million and proceeds in addition to the free cash flow that's generating from operations?

Monty Bennett:
This is Monty. We’ll make that decision at the time, but right now as we sit here, our thoughts are either or both of deleveraging our - we like to maintain leverage in the 55% to 60% range. We’re in the 60s right now. So we'd like to get that down at the right time and/or we think our stock is pretty attractively priced and so buybacks look attractive.

But that’s as we sit here - right here today. That may change as those proceeds become available.

Participant 1:	Thank you very much guys.

Participant 2:
Hi, good morning guys. A few questions. First, I guess, let’s start with Prime. I guess Prime booked a $3.9 million incentive fee to Ashford Inc., Ashford Inc. booked the $1.3 million for the current year.

I’m wondering if that was included in your calculation for the termination fee for Ashford Prime of $4 to $5 a share when management estimated that number in your Investor Day back in October.

Monty Bennett:
Hello, Ryan. I think that, you know, that when management made that estimate, and I appreciate you emphasizing the word management, that's not the position of Ashford Inc. necessarily and the independents in Ashford Prime and the independents because ultimately, we had to step out and the independent directors will make these kinds of determinations.

That was just management's estimate at that time. And that time, we made no estimates regarding incentive fees or whether incentive fees would be paid or how much. So when we made that estimate again, just management's estimate, we didn't taken to any account any incentive fee because at that time, no incentive fee was payable.

Participant 2:
Okay. That's helpful. So then in terms of the incremental amount that would raise the termination fee today. Would that be based on the $3.8 million that Ashford Prime logged as expense or the $1.3 million Ashford Inc. logged as a revenue line items for this year, because I know it could play out over the course of three years.

Monty Bennett:
I think that you've got to pull up that agreement and take a closer at it. But our understanding and our read of it is that it's the trailing numbers and those trailing numbers for Ashford Inc. has received from Ashford Prime includes all monies owed. And both would actually occur for the past 12 months plus all monies that maybe owe to them.

Participant 2:	Got you. So with the $3.8 million fee grossed up times 12 times the 1.1 estimates about an incremental $50 million in termination fee. Does that sound about right?

Monty Bennett:
We haven't gone through that process and done that. So I’m hesitant to jump on that. The termination fee is something that lot of our shareholders talk about, and we just want to stick with our estimate at the time and not provide any more guidance on that.

Participant 2:
Okay. And then so shifting gears. Next question was obviously I know there’s some litigation going on. I’m not going to ask about the litigation. But any expectation to change your typical annual meeting date from this coming May for the shareholders?

Monty Bennett:	We just haven't made that determination at this time.

Participant 2:
Okay. And then the last thing I wanted to ask with regards to Prime was, can you give us a little bit of color on Sofitel in Chicago? I think when you announced that acquisition, you had announced it was going to be at 12.7 times before EBITDA multiple I think the forward EBITDA multiple came out closer to 15 times. And then the EBITDA multiple on 2015 is actually over 18 times, as the properties continue to, you know, deteriorate.

You know, I’m wondering how far off your underwriting the property is and what type of returns are you guys are driving now. And then along the same line do you guys just bought the St. Thomas Ritz-Carlton. Just wondering, you know, what kind of confidence or assurances can you give investors that you’re not going to make those same - you didn’t make those same mistakes from an underwriting perspective.

Monty Bennett:
Underwriting hotels is a difficult business. We’ve got some which the performance was substantially higher than our original underwriting, there’s a number of cases over there and some in the Trust portfolio where that’s the case.

The Sofitel Chicago was under what we’ve originally estimated. I don't have the original underwriting right now so I can't tell you how much that was and I'm not sure if we would release the, you know, the comparative underwriting.

But, it hasn’t lived up to our expectations. Chicago has been a harder hit than we anticipated. We think that has to do with more Airbnb impact than we anticipated, and few other factors. You know, as far as St. Thomas goes, we we’re able to purchase it on very attractive trailing cap rate as far as the future goes.

It could be like Chicago, it could be Sofitel. It could be like Pier House or some place in between. It's just hard to say. But generally, we have a pretty good success in our underwriting. And that I'd say, you know, maybe 70, 80% of the time, we exceed or substantially exceed our original underwriting.

Participant 2:
Okay, that's helpful. Shifting gears to Trust. Obviously, Trust had a good quarter, fundamentals seemed really strong, you guys were able to grow margins nicely as well. With all of that positive and the stock trading at as low as, you know, $4.50 a share, about 50% below where you guys had purchased that block back in end of July, start of August.

You know, how come no share repurchases in the quarter given the amount of the cash you have? How strong the operating fundamentals look and, you know, when the stock’s trading?

Monty Bennett:
Back in the summer, we were receiving seeing a lot of pressure from shareholders to engage in buybacks. And so, you know, I don't think that you need to look at, you know, one versus the other or why then, why now. The reason is we were trying to be responsive to shareholders. And we were responsive to shareholders and bought back a decent amount of stock.

Now that that stock buyback seems to be premature, I think you can understand we’re a bit more cautious and instead following our instinct, which is not to buy back stock, and not accede to investors and buy back stock which was not the best of decisions. And so we’re very cautious about it.

But to answer your question, I touched on it earlier is that our debt, our net debt is higher than what we want. And so, we could just take those proceeds and pay down debt, and that reduces our cash, but then reduces our flexibility. So we'd rather look at it from the net debt standpoint.

And from a net debt standpoint, we are at about 60%. And while we think our stock price is an attractive one, that is what's keeping some sidelines for now. But, as far as what we do when these additional proceeds are rolled in, we will evaluate it at that time because we do think our stock is a bargain.

Participant 2:	All right. That's actually very helpful. Thanks Monty. That's all for me.

Monty Bennett:	Thank you.

Participant 3:
Hi, thank you very much. This is actually ((inaudible)) for Robin. Some in the industry have pointed to a bit of slower start to the year in terms of RevPAR. Some of that is obviously related to forward books business, given Easter shift.

What have you seen so far to your properties? Could you at all comment on group and leisure so far?

Monty Bennett:
Hi. We had historically shied away from giving guidance, because of just the difficult nature of it. And it is encompassing a lot of management time in providing guidance and estimates when - I don't think that it helps stocks to begin with.

So to give - for us to give some indication of what we think of the future looks like would be a bit premature at this time. So we'll report our first quarter results at the end of first quarter. But I point you to what some of our competitors have said or some of the industry outlooks have been.

Participant 3:
Sure, sure. I was more asking about sort of January and February trends. And then my second question was actually on a little bit on the current consolidation, the environment of consolidation in the industry.

As an owner of assets and you’ve worked with both Marriott and Starwood, could you give us your views on the current trend of consolidation on what it means for you as an owner? Thank you.

Monty Bennett:
Well, as far as Marriott and Starwood, we see that as, at least at this point, it's positive for us. We do a lot of business with the Marriott, not so much with Starwood. And so we think the rewards program would be significant better, the Starwood one.

And we are hopeful that it doesn't impact the existing Marriott's. And we don't know that it will. So we’re bullish on it. We think it gives an industry player, a lot more strength to deal with the OTAs that pull a lot of fees out of our industry. So we think that's positive.

And as you know on the Hilton side, they kind of go on the opposite direction of the consolidating by splitting out their real estate, which I think that's their investors to decide. But it seems like the market does like split platforms of some being real estate focused in REITs and others being asset liked brand and operating companies.

So I think it’ll be positively relieved.

Participant 3:	That's helpful. Thank you.

Participant 4:
Good morning guys. I don't know how to approach this that I really think it’s kind of the elephant in the room here with respect to the external advisory situation and the fact that the shares have really all three entities have traded off now pretty materially. And we have a hard time engaging with investors because of that and some frustrations surrounding that.

And then as it relates to last year's estimate of kind of the termination fee payable to Ashford Inc. In light of NorthStar this week engaging UBS to possibly do a recombination, is there any internal discussion about maybe this was a bad idea and recombining the firms?

Monty Bennett:
This is Monty. The trade down of our stocks have been equal to or better than, higher than our peers. So, it’s confusing when you say that some conclusion should be drawn because of the external management structure. Our performance platforms has been at or better than our peers over the past year. So I don't know where you get that from.

Secondly...

Participant 4:	Well, if I look at - sorry Monty. But if I look at just year to date, your stocks are down 30% and everybody else is kind of up or down kind of mid-to-low signal digits at this point.

Monty Bennett:
All right. Well, fair enough. But from a longer basis, we don't see that and we certainly can see things move more of the shorter term. But overall that's not the case and certainly we didn't just become externally managed on January 1 of this year.

So, I think what's difficult and I think that mistake that people make is to kind of haphazardly jump out there and draw some conclusions. All of the MLPs are externally managed. Almost all of the mortgage REITs are externally managed. Almost all of the equity REIT are not almost all, but a clear majority of equity REITs worldwide are externally managed.

And we’re supposed to come to the conclusion digested the US, just in the equity markets, on the equity side of things that's a bad structure. That’s just not the case. The external management structure allows you to have an alignment that is much, much higher than a traditional internal management structure.

And you can see that by the fact that family of our peers despite this ongoing trading of these platforms below private market values, how those have - very few of them have transacted. Strategic Hotels has been for sale for five years.

And there’s one other REIT that's out there that's talking about going private and I think that would be happening no matter what. So the internal management structure creates conflicts, because it requires people to lose their jobs where the externally managed structure doesn't.
There’s a number of advantages to it. And that is that executives don't lose their jobs in the sale and their strong alignment with how the performance fee is paid and earned and there is a heavy insider ownership by management in the platform.

So, while some externally managed structures cannot be advantageous with the shareholders, many of them are and we believe ours are very much. And what's more, is when you go look at the statistics that you look at the performance of externally managed platform versus internally managed platforms.

You cannot come up with any statistical evidence that shows that they trade worse than anybody else. It's just not there. So we don't believe - well, we know it's not a factor in valuation, because the statistics show that it's not a factor in the valuation.

And we know that it’s not just a bad structure when every other market around the world engages in externally managed platforms. Look at private equity. Every single private equity front is externally managed. Hedge funds are externally managed.

And we're supposed to think that in this one situation that's not a good structure, HPT, for example has been one of the better performing lodging REITs over the past 15 years. So the evidence is just not there. And while some investors might cling to that for one reason or another, I challenge them to produce any evidence if that's the case, because we just don't see it.

Participant 4:
Right. So no doubt on HPT, which I’ve covered for at least 10 to 12 years and your company since you IPOed in 2003. You know, given the high quality of the Ashford Prime assets, which are indisputable, what do you attribute the sharp selloff in the shares still?

Monty Bennett:
I think that the reason that we originally went through this strategic review process is because we thought that its float was too small and that float was contributing to a lower valuation. We see that statistically and we can prove it statistically.

For the end of the year, the stock in Prime ran up much more than our peers and so this downturn is probably just getting us back to even. As you know, what the company announced strategic alternatives investors pile in and out of the stock based upon what they think might be happening as a result of the strategic alternatives.

So I also caution to look at movement in the stock you know better than anybody Bryan of two months and try to determine exactly what's causing that movement. You know I can do that well it would be in different industries running our own $20 billion hedge funds.

Participant 4:
Monty you're doing pretty good, so I don't really worry about it in that regard. Do you think - this is my last question, and I don't want you to necessarily speak for the independent board members of either Prime or Inc..

But, you know, should a bidder come in for Prime or take private on the part of management and associates, do you think that there's any possibility that the termination fee to Inc. could be negotiated down from current levels?

Monty Bennett:
You're right. For me to do that I’d have to speak with the independents. And, you know, the process that we've got here at our company is one that's reflected in one that's investors have asked for in the past several decades, and that is that these related party decisions be determined by independents.

And that's what we've got. And we’ve talked with some investors who kind of suggested something along the lines of well you could just make the termination fee go away. No, we can't make termination fee go away. It is a termination fee that Ashford Inc. is entitled to and it will be a determination by the Ashford Board what they will do when the time comes.

And they are constantly looking at what they think is the best interest of their shareholders toward the end and that’s what they are going to do with the time comes. So, if they think they achieve some advantage by discounting the fee and its commercial and its overall good for their shareholders that's what they're going to do.

If they don't think it is that they want discount any of it and that's just how it's going to be. So, I encourage you and the other investors to realize that we do have a process here and we do have these independent committees and they’re independent and they are doing what they need to do.

So there’s no games here of one company just waving something just because. No, they have to do what's in the best interest of the shareholder and that's that.

Participant 4:	Thanks for that color. And do you have any idea or thoughts as it relates to how long the process will continue? And that's my last question Thanks.

Monty Bennett:
Sure. The average process we have seen for strategic alternatives has been about 10 months and we've been about six months into this process. That being said, the independent directors don’t have a specific timeline or are trying to meet one objective or another as far as time goes.

They have had the challenge of the financial markets moving pretty dramatically since this process has started, which is added to the work and the review that they need to. But they’ve given me no timeline and we can’t give any update and when they expect the process done.

But I can tell you that they are working vigorously and had the meeting very, very regularly and engaging with their advisors in order to determine what is the best interest in the long term interest of the shareholders and to try expeditiously as possible to resolve the strategic alternative process.

Participant 4:	Thanks Monty.

Participant 5:
Hey, good morning guys. Ask a fundamental question if that's going to be all right. If - have you - as you kind of - you guys have a lot of Marriott product and a little bit of Starwood product. As you kind of look out, do you - are you seeing anything yet or getting anything back from say Marriott in terms of, you know, changes that they are planning to make operationally with any of their big franchisees?

And just how you see the integration going from your perspective. And, you know, are there any headwinds or if they should be tailwinds on the horizon this year? Thanks.

Jeremy Welter:
The only thing - this is Jeremy. What I can say is they’re buried. I mean, they've got - their acquisition team and integration team and they’re really working diligently to close transactions. They’ve been a few conversations on a few impacts to some of our properties that may be impacted results of the transaction, but those are early days.

I think overall, as Monty mentioned, you know, we’re supportive. We think that it's going to help our Starwood assets. And we don't see a tremendous amount of impact in terms of where we have Starwood assets around Marriott products as well.

So overall, we’re supportive of the transaction. But, as it relates to Marriott, they are just head down trying to close it.

Participant 5:
Okay. Thanks. And then I know you guys probably study this stuff all the time. But have you, you know, what is your research showing in terms of is there a size on the Prime side that if you got there with acquisitions just hypothetically of EBITDA and maybe it's 150 million or it’s 125 million as you look at some of the other public companies that are built out.

I mean, is that something you look at and say, you know, maybe we get there because you did two smaller acquisitions this year? Does that play into your analysis or, you know, is it not really - acquisition’s not on the table at this point?

Monty Bennett:
Everything is on the table. The committee is looking at anything and everything in order to maximize long-term shareholder value. We do find a relationship there. Not on size specifically, but on trading volumes and that's where we see the relationship typically.

So as a trading volume of the common increases the multiple potential increases. And the higher the better. So - and the multiple goes up. It does flatten out at a level. I don't know what that level is right here as I’m on the phone with you.

But, as it gets up to about $2 billion or so equity market cap, that's about the level where the multiples starts to kind of go away. But, again, that's based on trading volume and not on equity market itself. But that's just the number I remember here on the phone. And it just gradually goes away over time as it gets - as that trading volume goes up.

Participant 5:	Okay. Very good. Thanks Monty.

Monty Bennett:	Thank you.

END